Exhibit 10.39

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

ASSIGNMENT AND EXCLUSIVE LICENSE AGREEMENT

(Amylin Target)

This Assignment and Exclusive License Agreement (Amylin Target) (together with all Exhibits attached hereto, this “Agreement”) is made effective as of August 27, 2026 (the “Effective Date”), by and between iBio, Inc., a corporation organized under the laws of the State of Delaware, located at 11750 Sorrento Valley Road, Suite 200, San Diego, California 92121 (“iBio”), and AstralBio, Inc., a corporation organized under the laws of Delaware, located at 867 Boylston Street, 5th Floor #1833, Boston, Massachusetts 02116 (“AstralBio”).  iBio and AstralBio are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”  Capitalized terms used in this Agreement have the meanings assigned to them in Article 1 below or where otherwise defined in this Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Discovery, Option and License Agreement dated March 27, 2024, as amended pursuant to that certain Amendment to the Discovery, Option and License Agreement dated October 31, 2024 (the “First Amendment”) and Second Amendment to the Discovery, Option and License Agreement dated April 9, 2025 (collectively, the “Option Agreement”), pursuant to which, among other things, AstralBio and iBio have collaborated to research and evaluate novel antibody therapeutics with agreed upon epitopes of interest on such targets;

WHEREAS, pursuant to the First Amendment, iBio and AstralBio added the Amylin Target as a Program Target under the Option Agreement; and

WHEREAS, iBio and AstralBio now wish to remove the Amylin Target as a Program Target under the Option Agreement and, subject to the terms and conditions of this Agreement, AstralBio wishes to (a) assign to iBio, and iBio wishes to accept from AstralBio, all right, title and interest in and to the AstralBio Assigned IP, and (b) grant iBio, and iBio wishes to accept from AstralBio, an exclusive license under the AstralBio Licensed Patents and AstralBio Licensed Know-How to Develop, Manufacture, Commercialize, and otherwise exploit Program Products directed to the Amylin Target, in the Field, in the Territory.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1.“AstralBio” shall have the meaning set forth in the preamble of this Agreement.

1.2.“AstralBio Assigned IP” means all rights, title and interest in and to: (a) the Amylin Target, the Program and all Know-How related to any of the foregoing; and (b) all Intellectual Property Derived by or on behalf of either Party and/or its Affiliates, vendors or suppliers during or otherwise in connection with the performance of activities pursuant to the Option Agreement related to any Program Products or to the Amylin Target, including all antibodies; and all Intellectual Property Rights with respect to any of the foregoing that are owned by AstralBio and/or its Affiliates as of the Effective Date, including the patents and patent applications listed on Exhibit A under the heading “AstralBio Assigned Patents.”

1.3.“AstralBio Grant-Back Products” means any product in the Field that (a) is directed only to any one or more Targets other than the Amylin Target and (b) is not an Excluded Product.

1.4.“AstralBio Indemnitee(s)” shall have the meaning set forth in Section 8.2 (By iBio).

1.5.“AstralBio Licensed Know-How” means any and all Know-How that is not in the public domain and whether or not patentable, Controlled by AstralBio and/or its Affiliates as of the Effective Date or during the Term, that is necessary or reasonably useful for Development, Manufacturing, Commercialization or other exploitation of Program Products for the Amylin Target; provided, however, that AstralBio Licensed Know-How excludes all AstralBio Assigned IP that is assigned to iBio pursuant to this Agreement.  For clarity, the AstralBio Licensed Know-How includes AstralBio’s interest in any Know-How in AstralBio’s and/or its Affiliates’ Background IP that is necessary or reasonably useful for Development, Manufacturing, Commercialization or other exploitation of Program Products for the Amylin Target.

1.6.“AstralBio Licensed Patents” means all patents and patent applications owned or Controlled by AstralBio and/or its Affiliates as of the Effective Date or during the Term that would otherwise be infringed (for patent applications, as if the claims thereof were issued) by Development, Commercialization and other exploitation of any Program Product for the Amylin Target, including any continuation and divisional thereof, any patents issuing thereon or extensions of the patents (including supplementary protection certificates) and any foreign counterparts of the patent applications, patents and patent extensions; provided, however, that AstralBio Licensed Patents exclude all AstralBio Assigned IP that is assigned to iBio pursuant to this Agreement.  For clarity, the AstralBio Licensed Patents include AstralBio’s interest in any patents and patent applications that are included in AstralBio’s and/or its Affiliates’ Background IP and would otherwise be infringed (for patent applications, as if the claims thereof were issued) by Development, Commercialization and other exploitation of any Program Product for the Amylin Target.  As of the Effective Date, the AstralBio Licensed Patents include the patents and patent applications listed on Exhibit A under the heading “AstralBio Licensed Patents.”

1.7.“Additional Developments” shall have the meaning set forth in Section 5.1(c) (Additional Developments).

1.8.“Affiliate” means, with respect to a specified Person, any entity that directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this Section 1.8 (Affiliate), “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of fifty percent (50%) or more of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint fifty percent (50%) or more of the members of the governing body of the party or, where ownership of fifty percent (50%) or more of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted.  Notwithstanding the foregoing, Affiliates of a Party shall exclude Persons who are financial investors in such Person or under common control of such investors other than such Person and its parent and subsidiary entities.

1.9.“Agreement” shall have the meaning set forth in the introduction to this agreement.

1.10.“Amylin Target” means amylin (also known as islet amyloid polypeptide (IAPP) and including the human protein designated by UniProt accession number P10997). The Amylin Target is referred to as “Amylin” under the Option Agreement.

1.11.“Anti-Corruption Laws” shall have the meaning set forth in Section 7.1(e).

1.12.“Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the relevant activities contemplated by this Agreement.

1.13.“Background IP” shall have the meaning set forth in Section 5.1(a) (Background IP).

1.14.“Change of Control” means, with respect to a Party (a) the acquisition (in a transaction or series of related transactions) by any Third Party or group of Third Parties acting in concert, together with its Affiliates, of ownership, directly or indirectly, of fifty percent (50%) or more of the then outstanding voting equity securities of such Party (or of any of such Party’s controlling Affiliates), or of the power, directly or indirectly, to direct or cause the direction of the general management and policies of such Party or any of its controlling Affiliates; (b) the consummation of a business combination (including a merger, reorganization, or consolidation) involving such Party with a Third Party, unless, following such business combination, the stockholders of such Party (or of any of such Party’s controlling Affiliates) immediately prior to such business combination own directly or indirectly more than fifty percent (50%) of the then-outstanding voting power of the surviving entity immediately after such business combination; or (c) the sale, exchange, lease, contribution, disposition, or other transfer to a Third Party or group of Third Parties acting in concert of all or substantially all of such Party’s assets or business taken as a whole or relating to the subject matter of this Agreement, in one transaction or a series of related transactions. The acquiring or combining Third Party in any of (a), (b), or (c), and any of such Third Party’s Affiliates (other than the acquired Party and its Affiliates in existence prior to the applicable transaction), is referred to herein as the “Acquirer”.

Notwithstanding the foregoing, with respect to each Party, the term “Change of Control” shall not include any sale of shares of capital stock of such Party, in a single transaction or series of related transactions in which (i) such Party issues new securities to institutional or strategic investors for cash or the cancellation or conversion of indebtedness or a combination thereof where such transaction(s) are conducted primarily for bona fide equity financing purposes, or (ii) such Party issues new securities in connection with an initial public offering or follow-on public offering.

1.15.“Claim” shall have the meaning set forth in Section 8.1 (By AstralBio).

1.16.“Clinical and Regulatory Activities” means any clinical drug or biological development activities occurring after the activities set forth in clause (a) of the definition of Development set forth below, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, as needed for Clinical Studies and to obtain Regulatory Approvals.

1.17.“Clinical Study” means any clinical testing (regardless of who sponsors or initiates the clinical testing) of a product in human subjects, including Phase 2 Clinical Study and Phase 3 Clinical Study.

1.18.“Commercialize” or “Commercializing” means those activities directed to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported, or otherwise commercialize a Program Product or other pharmaceutical product.  When used as a noun, “Commercialization” means all activities involved in Commercializing.

1.19.“Commercially Reasonable Efforts” means efforts at least consistent with the efforts used in the biotechnology or pharmaceutical industry by companies of comparable size with comparable resources to iBio in connection with the Development, Manufacturing or Commercialization of a product of similar market potential, profit potential (without taking into account payments under this Agreement) or strategic value resulting from its own research efforts, and at a similar stage in its product life, taking into account, as applicable, stage of development, mechanism of action, efficacy and safety relative to competitive products in development or in the marketplace, actual or anticipated regulatory authority approved labeling, expected and actual competitiveness of alternative products (including generic products) in development or in the marketplace, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining a regulatory approval, availability of manufacture and supply for commercial sale, intellectual property protection and duration, resource allocation, pricing, re-importation concerns, payments under this Agreement, and other relevant scientific, technical, legal, operational, commercial and regulatory considerations.  Where applicable, Commercially Reasonable Efforts will be determined on a country-by-country and Indication-by-Indication basis for each Program Product, and are anticipated to change over time, reflecting changes in the status of the applicable market or country involved.

1.20.“Common Stock” means common stock of iBio, par value $0.001 per share.

1.21.“Confidential Disclosure Agreement” means that certain Confidential Disclosure Agreement between AstralBio and iBio, effective February 24, 2024.

1.22.“Confidential Information” means all technical, business or other confidential information of the Disclosing Party, regardless of its form or medium, as provided to the Receiving Party in connection with this Agreement prior to or after the Effective Date, whether or not so marked.  Notwithstanding the foregoing, the AstralBio Assigned IP and the Assigned Patent Information (as defined below) shall constitute Confidential Information of iBio and not AstralBio and shall not be subject to the exceptions in Section 6.2(b) or (d) (Exceptions).  In addition, the terms of this Agreement that are not publicly disclosed through a press release or by filings to financial regulatory authorities, as permitted herein, shall be the Confidential Information of both Parties.

1.23.“Control” or “Controlled” means, with respect to any Intellectual Property or Intellectual Property Rights and subject to Section 11.4, that a Party has the legal authority or right (whether by ownership, license or otherwise, other than by way of this Agreement) to grant a license, sublicense, access or right to use (as applicable) under such Intellectual Property or Intellectual Property Rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.24.“Derive” or “Derived” and cognates thereof means to develop, invent, identify, discover, create, synthesize, conceive, reduce to practice, design or otherwise generate (whether directly or indirectly, or in whole or in part).

1.25.“Develop” or “Development” or “Developing” means (a) research, discovery, and preclinical drug or biological development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, and preclinical studies and (b) Clinical and Regulatory Activities.

1.26.“Disclosing Party” shall have the meaning set forth in Section 6.1 (Non-Disclosure Obligation).

1.27.“Dispute” shall have the meaning set forth in Section 10.1 (General).

1.28.“Effective Date” shall have the meaning set forth in the preamble in this Agreement.

1.29.“Equity Issuance” shall have the meaning set forth in Section 4.1 (License Fees).

1.30.“Exchange” shall have the meaning set forth in Section 4.1 (License Fees).

1.31.“Excluded Products” means any antibody, product or therapy comprising: (a) any Program Antibody or any other antibody Derived by or on behalf of either Party and/or its Affiliates, vendors or suppliers during or otherwise in connection with the performance of activities pursuant to the Option Agreement related to the Amylin Target; (b) any antibody Derived by or on behalf of iBio, any of its Affiliates, any iBio Sublicensee, any future owner of the AstralBio Assigned IP or any Program Product Licensee or any of their respective contractors or personnel; (c) any antibodies with a complementarity-determining (CDR) sequence identity of eighty percent (80%) or higher with respect to any antibody in ((a)-(b)); or (d) any antibody, product or therapy that binds to or otherwise interacts with (i) the Amylin Target, (ii) any receptor, receptor complex, isoform, or splice variant through which the Amylin Target exerts a biological effect, or (iii) to the extent the Amylin Target includes or constitutes a signaling pathway, any downstream signaling component, co-receptor, or accessory protein within such pathway, in each case ((i)-(iii)), and activates, agonizes, inhibits, increases the activity of, causes the degradation of, or otherwise modulates the Amylin Target, receptor, or pathway component, as applicable.

1.32.“Executive Officers” shall have the meaning set forth in Section 10.2 (Escalation).

1.33.“FDA” means the U.S. Food and Drug Administration or any successor entity.

1.34.“Field” means the research, diagnosis, treatment, prevention, or management of any disease or medical condition.

1.35.“First Commercial Sale” means, with respect to a Program Product, and with respect to a country or regulatory jurisdiction, the first arm’s length commercial sale for monetary value of such Program Product to a Third Party by iBio or its Affiliates or Program Product Licensees in a country or regulatory jurisdiction following applicable Regulatory Approval.  Sales or transfers of a Program Product (a) to an Affiliate or Program Product Licensee (unless the Affiliate or Program Product Licensee is the intended last entity in the distribution chain of the Program Product), or (b) for Clinical Study purposes, for charitable purpose, or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.36.“Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.37.“Grant-Back License” shall have the meaning set forth in Section 2.3 (License Grant to AstralBio).

1.38.“iBio” shall have the meaning set forth in the preamble of this Agreement.

1.39.“iBio Indemnitee(s)” shall have the meaning set forth in Section 8.1 (By AstralBio).

1.40.“iBio Parties” shall have the meaning set forth in Section 5.1(b) (Program IP).

1.41.“iBio Platform Technology/Technologies” means iBio’s antibody discovery platform that includes iBio’s proprietary scFv/scFv-Fc/Fab/antibody libraries, immunization strategies, engineered epitopes, and methods for engineering epitopes, and antibody optimization, but does not include conditional activation of antibodies or T-cell engager CD-3 panels.  For clarity, and notwithstanding anything to the contrary herein, sequences delivered to AstralBio pursuant to the Option Agreement, and any modifications, improvements or enhancements thereto, shall not be deemed to be “iBio Platform Technology/Technologies.”

1.42.“iBio Sublicense” means a Sublicense granted under the License.

1.43.“iBio Sublicensee” means any Third Party that is granted a Sublicense under the License, whether such Sublicense is granted by iBio or by any sublicensee of any of the rights granted under the License, through multiple tiers, excluding any Subcontractor.

1.44.“Indemnifying Party” shall have the meaning set forth in Section 8.3 (Defined Indemnification Terms).

1.45.“Indemnitee” shall have the meaning set forth in Section 8.3 (Defined Indemnification Terms).

1.46.“Indication” means a separate and distinct disease or condition, sign or symptom of a disease or medical condition, or with respect to a cancer indication, a different tissue origin.  For clarity, (a) different lines of treatment, (b) the treatment of separate stages or forms of the same disease or medical condition, (c) the treatment of the same disease or medical condition in different patient populations, in all cases (a) through (c), shall not constitute separate Indications.

1.47.“Intellectual Property” means any and all apparatus, biological materials, compounds, compositions, conceptions, data, databases, designs, discoveries, documentation, equipment, formulae, formulations, ideas, information, innovations, inventions, knowledge, Know-How, machines, methods, molecules, peptides, plans, practices, processes, procedures, production systems, products, programs, results, show-how, software, specifications, studies, systems, techniques, works of authorship, and other intellectual property or technologies, whether or not patentable, copyrightable or susceptible to any other form of legal protection.

1.48.“Intellectual Property Rights” or “IPR” (whether capitalized or not) means any and all intellectual property rights and industrial design rights, whether protected, created or arising under the laws of the United States or any foreign jurisdiction, including the following:  (a) Patents; (b) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise; (c) trade secret rights; (d) moral rights; (e) trademarks, service marks, trade names, service names, corporate names, trade dress, logos, and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, and all intellectual property rights arising from or in respect of domain names, domain name registrations and reservations; and (f) other applications and registrations related to any of the rights set forth in the foregoing clauses (a) – (e) above which subsist now or will subsist in the future together with all rights of action, powers and benefits arising from ownership of any such rights.

1.49.“Know-How” means any know-how and information, including physical, chemical, biological, toxicological, pharmacological, safety data, dosage regimens, control assays, and product specifications.

1.50.“Knowledge” means, with respect to a Party, the actual knowledge of any of the senior management team members of such Party.

1.51.“License” shall have the meaning set forth in Section 2.2 (License Grant to iBio).

1.52.“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, license, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, defect, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on transfer of any rights, any restriction on the receipt of any income derived from any rights, any restriction on the exercise of any rights and any other restriction on any other attribute of ownership of any rights).

1.53.“Losses” shall have the meaning set forth in Section 8.1 (By AstralBio).

1.54.“Manufacture” or “Manufacturing” means all operations directed to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship, or store an antibody or product or any component thereof.  When used as a noun, “Manufacture” or “Manufacturing” means all activities involved in Manufacturing an antibody, product, or any component thereof.

1.55.“Market Value” means volume weighted average price of iBio’s Common Stock as reported by Bloomberg, LP over the five (5) day period ending at 4:00 PM on the day prior to the date of determination.

1.56.“Milestone(s)” shall have the meaning set forth in Section 4.1(b) (Milestone Payments).

1.57.“Milestone Payment” shall have the meaning set forth in Section 4.1(b) (Milestone Payments).

1.58.“Multispecific Program Product” means a Program Product that is developed by or on behalf of iBio or any of its Affiliates or any Program Product Licensee and targets (a) the Amylin Target and (b) one (1) or more other Targets.

1.59.“Net Sales” means the gross amount invoiced by iBio, its Affiliates or Program Product Licensees, for any sales of Program Products to Third Party customers, less (without duplication) reasonable and customary deductions for any: [***].

If a sale, transfer or other disposition with respect to a Program Product involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be the fair market value, which shall mean the selling party’s average sales price for the calendar quarter in the country where such sale, transfer or other disposition took place (the “Average Sales Price”); provided, that if there were only de minimus cash sales in such country, at the fair market value as determined in good faith based on the Average Sales Price in comparable markets.

In the event a Program Product is sold in any country in the form of a combination product, gross sales of the Program Product shall be determined by multiplying the actual gross sales of such combination product by the fraction A/(A + B), where A is the invoice price of the Program Product, if sold separately, and B is the invoice price of any other active component or components  in the combination product, if sold separately, in each case in the same country and in the same dosage or unit as the combination product.  If, on a country-by-country basis, the other active component or components in the combination product are not sold separately in such country, gross sales of the Program Product shall be calculated by multiplying the actual gross sales of such combination product by the fraction A/C where A is the invoice price of the Program Product if sold separately, and C is the invoice price of the combination product, in each case in the same country and in the same dosage or unit as in the combination product.  If, on a country-by-country basis, the Program Product component of the combination product is not sold separately in such country, but the other active component or components are sold separately, gross sales of the Program Product shall be calculated by multiplying actual gross sales of such combination product by the fraction (C-B)/C where B is the invoice price of the other active component or components, if sold separately, and C is the invoice price of the combination product, in each case in the same country and in the same dosage or unit as the combination product.  If, on a country-by-country basis, neither the Program Product nor the other active components of the combination product are sold separately in such country, gross sales for such combination product shall be determined by the Parties in good faith.

[***].

1.60.“Option Agreement” shall have the meaning set forth in the recitals to this Agreement.

1.61.“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.62.“Party License” means (a) with respect to iBio, the License, and (b) with respect to AstralBio, the Grant-Back License.

1.63.“Patent(s)” means (a) all national, regional and international patents and patent applications, including any provisional patent application, (b) any patent application claiming priority from such patent application or provisional patent applications, including divisions, continuations, continuations-in-part, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.64.“Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

1.65.“Phase 2 Clinical Study” means a clinical study of an investigational Program Product in human patients anywhere in the Territory conducted to evaluate the effectiveness of the Program Product for a particular indication or indications in patients with the disease or condition under study and to generate more detailed safety, tolerability, and pharmacokinetics information associated with the Program Product, as described in 21 C.F.R. § 312.21(b) (as amended or any replacement thereof), or a comparable clinical study required by the relevant Regulatory Authority in a country other than the United States.

1.66.“Phase 3 Clinical Study” means a clinical study of an investigational Program Product in human patients anywhere in the Territory that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval, as described in 21 C.F.R. § 312.21(c) (as amended or any replacement thereof), or a comparable clinical study required by the relevant Regulatory Authority in a country other than the United States.

1.67.“Pricing and Reimbursement Approval” means such governmental approval, agreement, determination or decision establishing prices for a Program Product or any other pharmaceutical product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price of or reimbursement for pharmaceutical products.

1.68.“Product Infringement” shall have the meaning set forth in Section 5.3(a) (Notice)

1.69.“Program” means all Program Products and related Know-How.  The Program may consist of multiple Program Products, each targeting the Amylin Target.

1.70.“Program Antibody” means an antibody identified pursuant to the Option Agreement that (a) is described on Exhibit B or (b) would infringe (absent ownership thereof or a license thereto) any Assigned Patent, any patent issuing from any Assigned Patent or any patent issuing from any patent application filed by iBio or any of its Affiliates that discloses and claims any invention within the AstralBio Assigned IP.

1.71.“Program Product” means any product in the Field that is directed to the Amylin Target and contains (alone or with other active ingredients) a Program Antibody.  For clarity, a Program Product may also be directed to one or more other Targets (in addition to being directed to the Amylin Target).

1.72.“Program Product License” means a license (or iBio Sublicense, as applicable) granted by iBio, any of its Affiliates, any iBio Sublicensee or any future owner of the AstralBio Assigned IP to a Third Party, under AstralBio Assigned IP, AstralBio Licensed Patents and/or AstralBio Licensed Know-How, to Develop, Manufacture, make, have made, use, keep, import, export, offer for sale, sell, Commercialize or otherwise exploit one or more Program Products, in the Field, in the Territory, excluding engagement of a Subcontractor.

1.73.“Program Product License Fees” shall have the meaning set forth in Section 4.2 (Program Product License Fees).

1.74.“Program Product Licensee” means a Third Party that is granted a Program Product License.

1.75.“Program Product Licensing Proceeds” means any [***].

1.76.“Prosecution and Maintenance” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any Patent, (b) managing any interference, opposition, re-issue, reexamination, invalidation proceedings, revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding to abandon Patent(s), (d) listing in regulatory publications (as applicable), (e) patent term extension, and (f) settling any interference, opposition, revocation, nullification or cancellation proceeding.

1.77.“Receiving Party” shall have the meaning set forth in Section 6.1 (Non-Disclosure Obligation).

1.78.“Regulatory Approval(s)” means all approvals necessary for the Manufacture and Commercialization of a Program Product or any other pharmaceutical product for one or more Indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements.  Regulatory Approvals include approvals by Regulatory Authorities of investigational new drug applications (as more fully described in 21 C.F.R. § 312 or its successor regulation) and biologics license applications (as more fully described in 21 C.F.R. Part 601.20 or its successor regulation), but excludes Pricing and Reimbursement Approvals.

1.79.“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for products, including the FDA, the National Medical Products Administration of the People’s Republic of China, the European Medicines Agency, and any corresponding national or regional regulatory authorities.

1.80.“SEC” shall the U.S. Securities and Exchange Commission.

1.81.“Subcontractor” means a Third Party contractor engaged by a Person to perform certain obligations of such Person, or exercise certain rights of such Person in connection therewith, in relation to the subject matter of this Agreement (including Third Party distributors, contract research organizations, and contract manufacturing organizations).

1.82.“Sublicense” shall have the meaning set forth in Section 2.4 (Sublicenses).

1.83.“Target” means a clinically relevant biological target.

1.84.“Term” shall have the meaning set forth in Section 9.1 (Term).

1.85.“Territory” means worldwide.

1.86.“Third Party” means an entity other than (a) AstralBio and its Affiliates or (b) iBio and its Affiliates.

1.87.“Upfront Fee” shall have the meaning set forth in Section 4.1(a) (Upfront Fee).

1.88.“U.S. Dollars”, “Dollars” or “$” means United States dollars, the lawful currency of the United States.

Article 2

aSSIGNMENT AND EXCLUSIVE LICENSE

2.1.Assignment.  AstralBio hereby unconditionally and irrevocably transfers, grants, sells, conveys and assigns to iBio, free and clear of all Liens and encumbrances of any kind, the entire right, title and interest in and to the AstralBio Assigned IP, including (a) the right to file applications for Patents throughout the world claiming priority from patents and patent applications in the AstralBio Assigned IP (the “Assigned Patents”), (b) the right to sue, counterclaim and recover damages for past, present and future infringement or misappropriation of the Patents in clause (a) throughout the world, and (c) all rights throughout the world in the inventions disclosed or claimed in the Assigned Patents.  AstralBio shall perform all acts, and execute all documents, which are reasonably requested by iBio to confirm AstralBio’s conveyance of the entire right, title and interest in and to the AstralBio Assigned IP to iBio, including execution of the patent assignment set forth in Exhibit C.  iBio may use, disclose and otherwise exploit the AstralBio Assigned IP in any manner that iBio sees fit without further obligation to compensate AstralBio other than as expressly set forth in this Agreement. Within ten (10) days after the Effective Date, AstralBio shall transfer to iBio, at no cost to iBio, (x) a list setting forth, for each Assigned Patent in the Territory, the name, address, e-mail address, telephone number and other contact information of the prosecution counsel who evaluated, prepared, or prosecuted the Assigned Patent, and/or who is currently involved in evaluation, preparation, prosecution and maintaining registrations of the Assigned Patent, (y) complete copies of all files, documents and tangible materials constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Assigned Patents, including, without limitation, e-mail messages and other electronic and computer stored or generated data (including those in counsel’s possession), and (z) a list of any payments, office actions or other actions to be taken to maintain the Assigned Patents that fall within sixty (60) days of the Effective Date (the “Assigned Patent Information”). The Parties agree that: (i) this Agreement provides the Parties with a common interest in potential enforcement of the Assigned Patents through litigation, (ii) AstralBio’s transfer of documents regarding the prosecution of the Assigned Patents to iBio furthers that common interest, and (iii) the Parties do not intend such transfer to waive any privilege that applies to such documents.  Notwithstanding anything to the contrary in this Agreement, iBio shall not assign, transfer or convey any of the AstralBio Assigned IP to any Third Party unless such Third Party agrees in writing to be bound by iBio’s obligations to AstralBio under this Agreement with respect to the AstralBio Assigned IP so assigned, transferred or conveyed, with all references to iBio in this Agreement deemed to include such Third Party for all purposes (including for purposes of the definitions of Net Sales and Program Product Licensing Proceeds, iBio’s obligations under Article 4 (Consideration), and iBio’s obligations set forth in this sentence), and iBio shall provide AstralBio with a copy of such written agreement promptly following execution thereof.  For clarity, a Program Product License shall not constitute an assignment, transfer or conveyance of the AstralBio Assigned IP for purposes of the immediately preceding sentence.

2.2.License Grant to iBio.  Subject to the terms and conditions of this Agreement, AstralBio grants to iBio an exclusive, non-transferable (except as permitted under Section 11.2) license, with the right to grant sublicenses in accordance with Section 2.4, under the AstralBio Licensed Patents and AstralBio Licensed Know-How, to Develop, Manufacture, make, have made, use, keep, import, export, offer for sale, sell, Commercialize and otherwise exploit Program Products, in the Field, in the Territory (collectively, the “License”).

2.3.License Grant to AstralBio.  Subject to the terms and conditions of this Agreement, iBio grants to AstralBio a royalty-free, non-exclusive, non-transferable (except as permitted under Section 11.2) license, with the right to grant sublicenses in accordance with Section 2.4, under the AstralBio Assigned IP to the extent directed to subject matter other than the Amylin Target and any Excluded Products, to Develop, Manufacture, make, have made, use, keep, import, export, offer for sale, sell, Commercialize and otherwise exploit AstralBio Grant-Back Products, in the Field, in the Territory (collectively, the “Grant-Back License”).  For clarity, the Grant-Back License does not authorize any activities related to the Amylin Target or any Excluded Products.

2.4.Sublicenses.  Each Party may grant sublicenses under its Party License to its Affiliates and Third Parties (including service providers), through multiple tiers, solely in accordance with the provisions of this Section 2.4.  Each sublicense under a Party License, including to an Affiliate (and regardless of tier) (each, a “Sublicense”) must be in writing, and consistent with the terms and conditions of this Agreement.  Each Party will provide the other Party with a copy of each Sublicense within fifteen (15) days after execution by such Party, or will direct the other Party to a form of the Sublicense that has been filed with any Governmental Authority promptly following filing thereof.  A Party’s receipt of any Sublicense shall not constitute a waiver of any of the other Party’s obligations hereunder, or such Party’s rights.  Notwithstanding any Sublicense, a Party shall remain primarily liable to the other Party for all of its obligations contained in this Agreement, and for all acts and omissions of its sublicensee with respect to such obligations.

2.5.Reserved Rights.  AstralBio hereby expressly reserves: (a) the right under the AstralBio Licensed Patents and AstralBio Licensed Know-How to perform its obligations under this Agreement and the Option Agreement and (b) subject to the terms of the Option Agreement, the right to practice, and to grant licenses under, the AstralBio Licensed Patents and AstralBio Licensed Know-How outside of the scope of the rights granted under the License.  iBio hereby expressly reserves all rights under the AstralBio

Assigned IP and iBio’s Background IP not otherwise granted to AstralBio.  Except as expressly set forth in this Agreement, no license or other right is or will be created or granted by either Party under this Agreement by implication, estoppel or otherwise.

2.6.Amylin Target.  The Parties hereby agree that, effective as of the Effective Date, the Amylin Target is no longer a Program Target under the Option Agreement, and all rights, title, interest and licenses granted by iBio, and restrictions, limitations and obligations (including payment obligations) of iBio, related to the Amylin Target and related antibodies and products, Intellectual Property and Intellectual Property Rights under the Option Agreement, including the Program, are hereby terminated.  For clarity, the Amylin Target and related antibodies and products are no longer subject to any term or condition of the Option Agreement and, as between the Parties, shall be governed solely by the terms of this Agreement.

Article 3

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PROGRAM PRODUCTs

3.1.Responsibility of iBio.  iBio shall be solely responsible, at its cost, for all activities related to the Development, Manufacture and Commercialization of Program Products in the Field in the Territory.  All decisions related to the Development, Manufacture and Commercialization of Program Products in the Field in the Territory (including pricing, methods of distribution, contracting and any other decisions related to launch, sales and marketing, and promotion of such Program Products) will be at iBio’s sole discretion, subject to Section 3.2 and the other terms of this Agreement.  For clarity, iBio shall be solely responsible for all aspects of the Commercialization of Program Products in the Field in the Territory, at its sole expense, including:  (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with applicable Governmental Authorities regarding the Pricing and Reimbursement Approval for Program Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of Program Products in the Field in the Territory.

3.2.Diligence.  iBio, directly or through one or more of its Affiliates or Program Product Licensees, shall use Commercially Reasonable Efforts to Develop and, once the necessary Regulatory Approvals are obtained, Commercialize at least one Program Product in the Field in at least one country in the Territory.

3.3.Regulatory Responsibilities.  iBio shall be solely responsible for all regulatory activities necessary to obtain and maintain Regulatory Approval and Pricing and Reimbursement Approval, of the Program Products in the Field in the Territory, including:  (a) the preparation, filing and maintenance of relevant filings for Regulatory Approvals with the Regulatory Authorities; (b) pharmacovigilance requirements for any Program Product; and (c) Remedial Actions of any Program Products (a “Remedial Action” is any recall, corrective action or other regulatory action taken by virtue of Applicable Law).

3.4.Reporting.  Within in sixty (60) days after the end of each calendar year, iBio shall provide AstralBio on an annual basis with a written report describing in reasonable detail the then-current status of the Development and Commercialization of the Program Products, and material activities taken over the prior year, and planned to be taken over the upcoming year (including, any Milestone that is anticipated to be achieved in the upcoming year), with respect to the Development and Commercialization of the Program Products.  In addition, commencing with the first calendar year during which the First Commercial Sale occurs and continuing until the date on which all Milestones have been achieved, iBio will provide

AstralBio with a written, annual report of Net Sales for each calendar year, within sixty (60) days after the end of such calendar year.

Article 4

Consideration

4.1.License Fees.  iBio shall pay AstralBio the Upfront Fee and the Milestone Payments (collectively, the “License Fees”) in accordance with Section 4.1(a) and Section 4.1(b) below.  If, as of the date on which a License Fee is payable to AstralBio, the Common Stock remains listed with the NYSE – American Stock Exchange (or such other exchange which constitutes iBio’s primary stock exchange in the United States at such time) (referred to herein as an “Exchange”), and subject to the Exchange rules, iBio shall pay such License Fee to AstralBio by issuing Common Stock to AstralBio based on the Market Value of the Common Stock on the date of the payment of such License Fee (an “Equity Issuance”).  If, as of the date on which a License Fee is payable to AstralBio, the Common Stock is not listed on an Exchange, or cannot be issued to AstralBio in accordance with Exchange rules or Section 4.4, then iBio shall pay such License Fee in the form of a cash payment in U.S. Dollars to AstralBio.

(a)Upfront Fee.  Within thirty (30) days after the Effective Date, iBio shall pay to AstralBio an irrevocable, non-refundable, non-creditable amount of seven hundred fifty thousand U.S. Dollars (US$750,000) (the “Upfront Fee”).

(b)Milestone Payments. Within twenty (20) days following the occurrence of each milestone set forth in the below table (each, a “Milestone”), iBio shall provide written notice to AstralBio of the occurrence of such event and, within sixty (60) days (or ninety (90) days for a Milestone achieved by a Program Product Licensee) of the occurrence of each Milestone, shall pay to AstralBio the corresponding one-time, non-refundable, non-creditable milestone payment set forth in the table below (each, a “Milestone Payment”); in each case, whether such Milestone is achieved by or on behalf of iBio, its Affiliates, any Program Product Licensee or any future owner of the AstralBio Assigned IP; [***].  In the event the First Commercial Sale Milestone is achieved before any of the prior Milestones in the table below, all other such prior Milestones will be deemed to have been achieved as well.  For clarity, each Milestone Payment shall be payable only once on the first Program Product to achieve the relevant Milestone (including any Accelerated Milestone) (i.e., if a second, or subsequent, Program Product achieves the same Milestone, no Milestone Payment shall be paid in respect of such second, or subsequent, Program Product).

Milestones	Milestone Payment (USD)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.2.Program Product License Fees.  In the event iBio or any of its Affiliates enters into a Program Product License with a Third Party, iBio shall pay AstralBio [***] Program Product Licensing Proceeds received by iBio and its Affiliates (the “Program Product License Fees”), within sixty (60) days following receipt of such Program Product Licensing Proceeds.

4.3.Mode of Payment.  Unless otherwise specified herein, all payments to be made under this Agreement shall be made in U.S. Dollars and shall be paid by electronic transfer in immediately available funds to such bank account in the United States as is designated in writing by each Party. All payments shall be free and clear of any transfer fees or charges.

4.4.Issuing Equity.  In the event of an Equity Issuance, in each case, iBio shall (i) list with an Exchange and (ii) register with the SEC, any and all shares of Common Stock issued as consideration for a Milestone Payment, as applicable.  Notwithstanding anything herein to the contrary, in accordance with the  rules of the Nasdaq Stock Market LLC, in no event shall iBio issue to AstralBio pursuant to this Agreement result in AstralBio owning more than 19.9% of the total number of shares of Common Stock of iBio outstanding as of the date of entering into this Agreement.

4.5.Interest.  If any payment due under this Agreement is not paid by the due date, the respective Party may charge interest on any outstanding amount of such payment, accruing as of the original due date, at an annual rate equal to the rate of prime (as reported in The Wall Street Journal, Western U.S. Edition) plus 1.5% per annum or the maximum rate allowable by Applicable Law, whichever is less. The payment of such interest shall not foreclose a Party from exercising any other rights it may have because any payment is overdue.

4.6.Taxes.  Each Party will be responsible for all taxes, fees, duties, levies or similar amounts imposed on its own income, assets, capital, employment, personnel, and right or license to do business.  The amounts payable by iBio to AstralBio pursuant to this Agreement will not be reduced on account of any taxes unless required by Applicable Laws.  Any taxes, duties, or other levies which iBio is required by Applicable Laws to withhold on remittance of any payment(s) due under this Agreement will be deducted from such payment(s) to AstralBio and timely paid to the appropriate taxing authority.  iBio will secure and send to AstralBio proof of any such taxes, duties or other levies withheld and paid by iBio for the benefit of AstralBio, and cooperate, at AstralBio’ expense, with any reasonable request to help ensure that amounts withheld or paid are reduced or recovered to the extent permitted by the relevant jurisdiction.

4.7.Records and Audits.  iBio and its Affiliates will maintain (and will cause each iBio Sublicensee to maintain) complete and accurate books and records, in accordance with generally accepted accounting principles consistently applied, that enable the Milestone Payments and Program Product License Fees and other amounts payable to AstralBio under this Agreement to be verified.  Such books and records for a given calendar year shall be maintained for three (3) years after the end of such calendar year.  Upon reasonable prior written notice to iBio, iBio shall permit an independent certified public accounting firm of nationally recognized standing selected by AstralBio and reasonably acceptable to iBio, at AstralBio’s expense, to have reasonable access to all necessary books and records relevant to the determination of the payments due under this Agreement, sufficient to conduct a review and audit thereof.  Such access shall be available not more than once each calendar year, during normal business hours, during the Term and for each of the three (3) years after the Term.  AstralBio shall provide iBio with a copy of the accounting firm’s written report within thirty (30) days of completion of such report. If such accounting firm correctly concludes that an overpayment was made, then such overpayment shall be credited against any future payment due to AstralBio hereunder (if there is no future payment due, then AstralBio shall promptly refund such overpayment to iBio).  If such accounting firm determines that iBio has underpaid an amount due under this Agreement by five percent (5%) or more, iBio will pay the costs and expenses charged by such accounting firm in connection with their review and/or audit.  iBio will pay any overdue amounts as well as late interest charges within fourteen (14) days of notification to it of underpayment with supporting documentation.  AstralBio shall treat all financial information, subject to review under this Section 4.7 (Records and Audits) as iBio’s Confidential Information in accordance with the confidentiality provisions of ARTICLE 6 (Confidentiality; Publication), and, prior to commencing such audit, shall cause its accounting firm to enter into a confidentiality agreement with iBio obligating it to treat all such financial information in confidence pursuant to such confidentiality provisions.  Such accounting firm shall not disclose iBio’s Confidential Information to AstralBio, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by iBio or the amount of payments from or by iBio under this Agreement.

Article 5

INTELLECTUAL PROPERTY

5.1.Inventions; Ownership.

(a)Background IP.  As between the Parties, and subject to the rights, licenses and assignments expressly set forth under this Agreement and the Option Agreement, as applicable, each Party shall own or continue to own all rights, title and interests in and to any and all Intellectual Property and Intellectual Property Rights that were Controlled by such Party prior to the Effective Date, or that are generated by or for (by a Third Party) such Party, or to which such Party obtains rights, outside performance of this Agreement and without use of the other Party’s Controlled Intellectual Property or Intellectual Property Rights (each Party’s “Background IP”).  Without limiting the foregoing, the iBio Platform Technology is iBio’s Background IP.

(b)Program IP.  As between the Parties, excluding AstralBio’s Background IP, iBio shall own all rights, title and interest in and to any Intellectual Property Derived by or on behalf of iBio, any of its Affiliates, any iBio Sublicensee, any future owner of the AstralBio Assigned IP or any Program Product Licensees or any of their respective contractors or personnel (collectively, “iBio Parties”) at any time during the Term related to any Program Products, the Amylin Target and/or the Program, and all Intellectual Property Rights with respect to any such Intellectual Property (collectively, “Program IP”).

(c)Additional Developments.  Subject to Section 5.1(a) and Section 5.1(b), as applicable, the ownership of any other Intellectual Property Derived by or on behalf of a Party in connection with this Agreement (each Party’s “Additional Developments”), shall follow inventorship or authorship determined in accordance with U.S. patent law.

(d)Limits.  Neither Party shall, without the express prior written consent of the other Party, use or disclose the other Party’s Intellectual Property, Intellectual Property Rights or other Confidential Information in any patent applications, amendments, office actions and responses thereto, issued patents, related correspondence, and other related documents with respect thereto.

5.2.Prosecution and Maintenance.  Unless otherwise agreed to by the Parties, during the Term iBio shall have the sole right of Prosecution and Maintenance with respect to any of the AstralBio Licensed Patents, through counsel of its choosing and at its expense.  iBio shall consult with AstralBio and keep AstralBio reasonably informed of such Prosecution and Maintenance and shall provide AstralBio with all material correspondence received from any patent authority in connection therewith.  In addition, iBio shall provide AstralBio with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with such Prosecution and Maintenance for AstralBio’s review and comment prior to the submission of such proposed filings and correspondence; provided, AstralBio provides iBio comments within twenty (20) days after receiving the draft filings.  iBio shall consider in good faith AstralBio’s comments and iBio shall have final decision-making authority over the Prosecution and Maintenance of the AstralBio Licensed Patents. The Parties will cooperate with each other in good faith to facilitate the Prosecution and Maintenance of the AstralBio Licensed Patents, including executing any relevant instruments and making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable iBio to undertake its Prosecution or Maintenance responsibilities.  Any costs and expenses associated with AstralBio performing the Prosecution and Maintenance of the AstralBio Licensed Patents, to the extent incurred in accordance with iBio’s direction, shall be reimbursed by iBio to AstralBio within a reasonable time after AstralBio presents any invoices from counsel assisting with such Prosecution and Maintenance.  For the avoidance of doubt, iBio shall have the sole right of Prosecution and Maintenance of the Patents within the AstralBio Assigned IP, with AstralBio cooperating with iBio in good faith to facilitate such Prosecution and Maintenance, including executing any relevant instruments and making its employees, agents and consultants reasonably available to iBio (or iBio’s authorized attorneys, agents, or representatives), to the extent reasonably necessary to enable iBio to undertake such Prosecution and Maintenance responsibilities.

5.3.Patent Enforcement.

(a)Notice.  Each Party shall notify the other within ten (10) days of becoming aware of any alleged or threatened infringement during the Term of any AstralBio Licensed Patent in the Territory by a Third Party product that is or would be a competitor to a Program Product (collectively, “Product Infringement”).  Following such notification, the Parties will confer. In the event a Third Party asserts the Program Products infringe such Third Party’s rights, the Parties shall work together in good faith to develop an approach to address the Third Party’s assertion subject to subsection (b) below.

(b)Enforcement Right.  iBio or its Program Product Licensee shall have the first right (but not the obligation) to bring and control any legal action against any Third Party engaged in any Product Infringement at its own expense as it determines appropriate.  During any such claim, suit, or proceeding, iBio shall (A) keep AstralBio reasonably informed of all material developments in connection with such claim, suit or proceeding; (B) reasonably consider AstralBio’s comments; and (C) not settle any such claim, suit or proceeding except in a manner that is consistent with this Agreement and does not result in an admission of liability on the part of AstralBio or any of its Affiliates.  If iBio and its Program Product Licensee:  (i) elects to not bring such legal action with respect to such Product Infringement (the decision of which iBio shall inform AstralBio promptly) or (ii) otherwise fails to bring such legal action within ninety (90) days after first becoming aware of such Product Infringement, then AstralBio shall have the right (but not the obligation) to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.  Subject to the foregoing, each Party shall have the first right to bring and control any legal action to enforce the Patents it Controls at its own expense and by counsel of its own choice as it reasonably determines appropriate, and such Party shall consider in good faith the interests of the other Party in such enforcement.  The Party bringing legal action shall not enter into any settlement admitting the invalidity of, or otherwise impairing, any AstralBio Licensed Patents impacting Program Products without the prior written consent of the other Party.

(c)Collaboration.  Each Party shall provide to the enforcing Party with respect to a Product Infringement reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d)Expense and Recovery.  The enforcing Party with respect to a Product Infringement shall be solely responsible for any expenses incurred by such Party as a result of such enforcement action.  If such Party recovers monetary damages in an enforcement action pursuant to Section 5.3(b), such recovery shall be allocated first to the reimbursement of any documented out-of-pocket legal expenses incurred by the enforcing Party in such enforcement action, second to the reimbursement of any documented out-of-pocket legal expenses incurred by the other Party in such enforcement action, and any remaining amounts shall be retained as follows:  (a) if iBio is the enforcing Party, then iBio shall retain such amounts, provided that such amount shall be deemed to be “Net Sales” and “Program Product Licensing Proceeds” in the calendar year in which the money is actually received by iBio and iBio shall pay the corresponding Program Product License Fees to AstralBio in accordance with Section 4.2 (and, if applicable, any Milestone Payment) and (b) if AstralBio is the enforcing Party, then AstralBio shall retain thirty percent (30%) of such remaining amount and shall pay seventy percent (70%) to iBio.  For clarity, AstralBio shall receive one hundred percent (100%) of any portion of any such recovery that does not constitute damages for a Product Infringement.

(e)AstralBio Assigned IP. For the avoidance of doubt, iBio shall have the sole right to enforce all Intellectual Property Rights within or relating to the AstralBio Assigned IP and to retain all recoveries therefrom.  AstralBio shall, at iBio’s reasonable request and expense, cooperate with and assist iBio in connection with any enforcement of the AstralBio Assigned IP, including by (joining as a party to any such action if reasonably required by iBio or necessary to establish standing, (ii) making available relevant documents, records, and information in AstralBio’s possession or control, (iii) making AstralBio’s personnel reasonably available for interviews, depositions, and testimony, and (iv) executing any documents or instruments reasonably necessary to effectuate or support such enforcement.

5.4Trademarks. iBio shall own and be responsible for all trademarks, trade names, branding or logos related to Program Products in the Field in the Territory.  iBio shall be responsible for selecting, registering, prosecuting, defending, and maintaining all such marks at iBio’s sole cost and expense.

Article 6

CONFIDENTIALITY; PUBLICATION

6.1.Nondisclosure Obligation.  For the Term of this Agreement and five (5) years thereafter, the Party receiving the Confidential Information of the other Party (such receiving Party or a Party’s Affiliate, the “Receiving Party”) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any Affiliate or Third Party, without the express prior written consent of the Party that disclosed such Confidential Information (such disclosing Party or a Party’s Affiliate, the “Disclosing Party”); provided however, the Receiving Party may disclose the Confidential Information to those of its Affiliates, actual and potential Program Product Licensees, officers, directors, employees, agents, consultants or independent contractors who need to know the Confidential Information in connection with this Agreement and are bound by confidentiality obligations with respect to such Confidential Information no less onerous than the terms herein.  The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own Confidential Information (and in no event less than a reasonable standard of care) to keep confidential the Disclosing Party’s Confidential Information.  The Receiving Party shall use the Confidential Information solely in connection with the purposes of this Agreement and shall not use the Disclosing Party’s Confidential Information for any other purpose.  This Article 6 (Confidentiality; Publication) does not limit or expand the scope of any licenses granted in this Agreement. To the extent there is any conflict between this Article 6 (Confidentiality; Publication) and any other agreement related to Confidential Information entered into between the Parties, the terms of this Article 6 (Confidentiality; Publication) shall control with respect to disclosures made under or in connection with this Agreement. For the avoidance of doubt, nothing in the Option Agreement or the

Confidential Disclosure Agreement shall be construed to restrict or limit any permitted use or disclosure of Confidential Information made by a Receiving Party in accordance with this Agreement.

6.2.Exceptions.  The Receiving Party’s obligations under Section 6.1 (Non-Disclosure Obligation) shall not apply to any information that: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available; (b) is rightfully known by the Receiving Party, free of any obligation of confidence, at the time of receiving such information from the Disclosing Party, as evidenced by its pre-existing written records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by or for the Receiving Party, without the aid, use or application of any Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously-maintained written records.  Confidential Information disclosed to the Receiving Party shall not be deemed to fall within the foregoing exceptions ((a) – (d)) merely because it is embraced by more general information that falls within such exceptions.

6.3.Authorized Disclosure.  Notwithstanding Section 6.1 (Non-Disclosure Obligation), it shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information of the Disclosing Party in order to comply with a lawfully issued court or governmental order or with a requirement of Applicable Laws or the rules of any Exchange; provided that:  (a) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party (unless legally prohibited to do so) and cooperates with the Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information; and (b) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information.  Notwithstanding the foregoing, any disclosures pursuant to the above shall continue to be subject to the confidentiality and non-use obligations of this Agreement.  In addition, the Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is reasonably necessary to exercise or enforce the Receiving Party’s rights under this Agreement.

6.4.Competitive Products.  The Parties agree that each Party may develop information internally or receive information from Affiliates or Third Parties that may be similar to the other Party’s Confidential Information.

6.5.Publicity; Use of Names.  Neither Party shall use the other Party’s name or trademarks in any advertising, sales, or promotional material or in any publication without the prior written consent of the other Party.  Notwithstanding the preceding sentence or any other provision of this Article 6 (Confidentiality; Publication), the Parties agree that:

(a)Each of the Parties agrees not to disclose to any Third Party or Affiliates the terms and conditions of this Agreement without the prior approval of the other Party, except to (i) advisors (including consultants, financial advisors, attorneys and accountants), (ii) actual or bona fide potential and existing investors, Program Product Licensees and acquirers on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, (iii) to the extent necessary to comply with the terms of agreements with Third Parties or Affiliates, or (iv) to the extent required by Applicable Laws, including securities laws and regulations; provided that any disclosures pursuant to (i)–(iii) shall be pursuant to terms of a written non-disclosure/non-use agreement with terms and conditions at least as protective of the Confidential Information as those set forth in this Article 6 (Confidentiality; Publication) (or, in the case of attorneys, to a duty and obligation of nondisclosure or nonuse pursuant to applicable rules of the profession).

(b)The Parties acknowledge the need to keep investors and others informed regarding such Party’s business under this Agreement, including as required by the rules of a recognized stock exchange.  To the extent a Party is publicly listed or becomes publicly listed, and subject to the rest of this Section 6.5 (Publicity; Use of Names), such Party may make disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, as reasonably necessary to comply with Applicable Laws or for appropriate market disclosure; provided that each Party shall provide the other Party with advance notice of disclosures to the extent practicable.  The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.

6.6.Public Announcements.  The Parties agree that either Party or both Parties may issue a press release to announce the execution of this Agreement, provided that the Parties will collaborate to provide a reasonable opportunity for mutual input on press release content and/or the potential for a joint press release; thereafter, AstralBio and iBio may each disclose to Third Parties and their Affiliates the information contained in such initial press release without the need for further approval by the other.  It is further understood that either Party may be required to issue press releases or make disclosures required by Applicable Law relating to this Agreement.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of all such press releases or other disclosures required by Applicable Law, and to the extent possible, prior to the issuance thereof, and in each case the non-disclosing Party shall have the right to review and provide comments on any such disclosure with sufficient time prior to its disclosure, and the disclosing Party shall amend such disclosure to reflect the non-disclosing Party’s reasonable comments, including the removal of the non-disclosing Party’s Confidential Information or seeking confidential treatment or protective order for any such Confidential Information if such removal is not feasible in order for the disclosing Party to comply with Applicable Law.

6.7Scientific Publication.  iBio may publish, unilaterally or jointly with AstralBio, with respect to the data, results and information generated from the Development of a Program Product subject to this Section.  In the event iBio proposes to make a unilateral publication with respect to the data, results and information generated from the Development of a Program Product under Development solely by iBio (i.e., without involvement of a Program Product Licensee), iBio shall provide AstralBio with the opportunity to review and comment on any such proposed publication, at least forty-five (45) days prior to its intended submission for publication.  AstralBio shall provide iBio with its comments, if any, within thirty (30) days after the receipt of such proposed publication.  iBio shall consider in good faith the comments provided by AstralBio in good faith and shall comply with AstralBio’s reasonable request to:  (a) remove any and all Confidential Information of AstralBio from such proposed publication; and (b) delay the publication for a period up to thirty (30) days as may be reasonably necessary for iBio to seek patent protection for the information disclosed in the proposed publication.

Article 7

REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1.Representations and Warranties of Each Party.  Each Party represents and warrants to the other Party as of the Effective Date that:

(a)it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b)(i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement, conflict with the rights granted, or prevent it from performing its obligations under this Agreement; and

(d)neither it, nor any of its Affiliates, nor any of their respective officers, employees, agents, consultants or any other person used by it in the performance of the Agreement has been or is (i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food, Drug, and Cosmetic Act, 21 U.S.C. § 335a, (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (iii) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.  Each Party agrees to inform the other Party in writing promptly if such Party or any person who is performing activities under the Agreement is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of such Party’s Knowledge, is threatened;

(e)neither it, nor any of its Affiliates, nor any of their respective directors, officers, employees, or agents has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder), the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions adopted by the Negotiating Conference of the Organisation for Economic Co-operation and Development on 21 November 1997 (such convention, including the rules and regulations thereunder), or any other applicable anti-corruption laws, rules, or regulations (collectively, “Anti-Corruption Laws”).  The Parties and, to the Knowledge of each Party, including its Affiliates have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and will maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith; and

(f)all consents, approvals and authorization from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

7.2.Representations of AstralBio.  AstralBio represents and warrants to iBio, as of the Effective Date, that Exhibit A contains a true, correct, and complete listing of all AstralBio Assigned Patents and AstralBio Licensed Patents, that AstralBio is the sole and exclusive owner of the entire right, title and interest in and to each AstralBio Assigned Patent, free and clear of all liens and encumbrances, and that all Prosecution and Maintenance fees and annuities due with respect thereto have been timely paid through the Effective Date.

7.3.Covenant Not to Compete.  AstralBio covenants to iBio it shall not, and shall cause its controlled Affiliates and its and their respective directors, managers, general partners, officers and employees not to, directly or indirectly, alone or with any other Person, conduct, participate in (including as an equityholder, joint venture partner or consultant), grant (by license or otherwise) any Intellectual Property Rights for the purpose of, or fund any Development, Manufacturing or Commercialization activities directed to or utilizing any Amylin Target, or facilitate any of the foregoing; provided that the foregoing shall not prohibit (a) any such activities to the extent conducted under this Agreement on behalf of or for the benefit of iBio or any of its Affiliates, (b) any Person from owning, directly or indirectly, as a passive investment, less than three percent (3%) of the outstanding equity interests of a publicly traded corporation, or (c) any Person (other than any Person who, together with its Affiliates, owns, directly or indirectly, greater than three percent (3%) of the outstanding equity interests in AstralBio or any of its Affiliates) that is appointed as an independent board member of a Third Party who owns or may own an equity interest of a corporation with an Amylin Target asset.

7.4.Covenants of Each Party.  Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it shall, and shall cause its Affiliates, and contractors to, comply with this Agreement, all Applicable Laws, and shall not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority.

7.5.NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 7 (REPRESENTATIONS, WARRANTIES, AND COVENANTS), NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

Article 8

INDEMNIFICATION

8.1.By AstralBio.  AstralBio shall indemnify and hold harmless iBio, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “iBio Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) awarded to Third Parties, or agreed to in settlement by AstralBio, arising after the Effective Date to the extent arising out of Third Party claims or suits (each, a “Claim”) against any iBio Indemnitee related to:  (a) the breach of any covenant, warranty or representation made by AstralBio under this Agreement; (b) the gross negligence or willful misconduct of AstralBio or any of its Affiliates; (c) violation of Applicable Laws by any AstralBio Indemnitees, AstralBio’s subcontractors or (d) the Development, Manufacture, Commercialization or other exploitation of, or use of, or exposure to, any AstralBio Grant-Back Product, in any form, including, but not limited to, any and all product liability or other claims related to the use of any AstralBio Grant-Back Product; in each case of clauses (a) through (d) above, except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which iBio is obligated to indemnify the AstralBio Indemnitees under Section 8.2 (By iBio) or pursuant to the Option Agreement.

8.2.By iBio.  iBio shall indemnify and hold harmless AstralBio, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “AstralBio Indemnitee(s)”) from and against all Losses awarded to Third Parties, or agreed to in settlement by iBio, arising after the Effective Date to the extent arising out of Claims against any AstralBio Indemnitee related to:  (a) the breach of any covenant, warranty or representation made by iBio under this Agreement; (b) the gross negligence or willful misconduct of iBio or any of its Affiliates; (c) violation of Applicable Laws by any iBio Indemnitees or iBio’s subcontractors or (d) the Development, Manufacture, Commercialization or other exploitation of, or use of, or exposure to, any Program Antibody or Program Product, in any form, including, but not limited to, any and all product liability or other claims related to the use of any Program Product; in each case of clauses (a) through (d) above, except to the extent Losses arise from, are based on, or result from any activity or occurrence for which AstralBio is obligated to indemnify the iBio Indemnitees under Section 8.1 (By AstralBio) or pursuant to the Option Agreement.

8.3.Defined Indemnification Terms.  Either of the AstralBio Indemnitee or the iBio Indemnitee shall be an “Indemnitee” for the purpose of this Article 8 (Indemnification), and the Party that is obligated to indemnify the Indemnitee under Section 8.1 (By AstralBio) or Section 8.2 (By iBio) shall be the “Indemnifying Party.”

8.4.Notice; Defense.  If any Claim is made against an Indemnitee under Section 8.1 (By AstralBio) or Section 8.2 (By iBio), the Indemnitee shall notify the Indemnifying Party promptly of such Claim and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto at the Indemnifying Party’s expense.  The Indemnitee shall be defended at the Indemnifying Party’s sole expense by counsel selected by the Indemnifying Party, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing.  The Indemnifying Party shall have the sole right to control the defense of any such claim or action, subject to the terms of this Article 8 (Indemnification).

8.5.Settlement.  The Indemnifying Party may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed; provided that the Indemnifying Party shall not enter into any settlement admitting the invalidity of, or otherwise impairing, any Licensed Patents without the prior written consent of the other Party.

8.6.Permission by Indemnifying Party.  The Indemnitee may not settle any such Claim or otherwise consent to an adverse judgment in any such Claim or make any admission as to liability or fault without the express written permission of the Indemnifying Party.

8.7.LIMITATION OF LIABILITY.  SUBJECT TO AND WITHOUT LIMITING (A) THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTIONS 8.1 (BY ASTRALBIO) OR 8.2 (BY IBIO), (B) LIABILITY AS A RESULT OF A BREACH OF ARTICLE 6 (CONFIDENTIALITY; PUBLICATION), OR (D) LIABILITY FOR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY A PARTY INCLUDING BREACH OF LICENSE RIGHTS OR RESTRICTIONS, NEITHER PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

8.8.Insurance.  In the event that any Program Product will be used in a Clinical Study or will be Commercialized, and for a period of at least (3) years after the expiration or early termination of this Agreement, iBio shall, at its own cost and expense, procure and maintain (and shall cause each Program Product Licensee to procure and maintain) a products liability insurance policy with coverage of at least five million dollars ($5,000,000) per occurrence and in the aggregate, or equivalent self-insurance.  AstralBio and its Affiliates shall be named as additional insureds within iBio’s and any Program Product Licensee’s products liability insurance policies.  It is understood that such insurance shall not be construed to create a limit of iBio’s liability with respect to its indemnification obligations under this Article 8 (Indemnification).  iBio shall provide AstralBio with written evidence of such insurance upon request.  iBio shall provide AstralBio with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

Article 9

TERM AND TERMINATION

9.1.Term.  The term of this Agreement will commence on the Effective Date and will remain in effect at all times thereafter, unless and until terminated earlier pursuant to Section 9.2 (the “Term”).

9.2.Termination.

(a)Termination for Convenience.  iBio shall have the right to terminate this Agreement for any reason or no reason upon forty-five (45) days’ written notice to AstralBio.

(b)Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the non-breaching Party within ninety (90) days after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure (the “Breach Notice”); provided, that if any breach (other than a payment-related breach) is curable, but not reasonably curable within ninety (90) days and if the breaching Party is making a bona fide effort to cure such breach, the non-breaching Party’s right to terminate this Agreement on account of such breach will be suspended until the earlier of (a) one hundred eighty (180) days from the breaching Party’s receipt of the Breach Notice and (b) such time as when the breaching Party is no longer continuing to make such bona fide effort to cure such breach; and if such breach is successfully cured, the non-breaching Party will no longer have the right to terminate this Agreement on account of such breach.

(c)Termination for Insolvency.  Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization under the Chapter 7 of the United States of Bankruptcy Code or other similar Applicable Laws or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.  All rights and licenses granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

(d)Termination for Patent Challenge.  To the extent the following clause is permitted by Applicable Law, each Party may, but shall not be required to, terminate this Agreement or the Party License granted by such Party to the other Party with immediate effect upon written notice to the other Party if the other Party or any Program Product Licensee (in the case of iBio) or sublicensee (in the case of AstralBio), directly or indirectly, challenges in a legal or administrative proceeding the patentability, enforceability or validity of any claim related to any Patent licensed to such Party under this Agreement or the secret and substantial nature of any Know-How licensed to such Party under this Agreement; provided, however, that a Party shall not have the right to terminate this Agreement under this Section 9.2(d) (Termination for Patent Challenge), if such challenge was brought by a Third Party Program Product Licensee (in the case of iBio) or sublicensee (in the case of AstralBio) and such Party has terminated such Program Product Licensee’s

(in the case of iBio) or sublicensee’s (in the case of AstralBio) sublicense with respect to the applicable Patent or Know-How within sixty (60) days of a Party’s applicable notice to the other Party under this Section 9.2(d) (Termination for Patent Challenge).

9.3.Effect of Termination.

(a)Assignment.  Termination of this Agreement shall not impact the assignment of the AstralBio Assigned IP to iBio pursuant to Section 2.1.

(b)Payments.  Termination of this Agreement shall not impact the amounts due under Article 4 (Consideration).

(c)License Grant; Effect on iBio Sublicenses.  Upon the termination of this Agreement for any reason, the License shall immediately terminate; provided, however, that any iBio Sublicense will, at the iBio Sublicensee’s written election delivered to AstralBio within ten (10) days of the iBio Sublicensee being provided with written notice or having knowledge of such termination, survive such termination on the condition that the relevant iBio Sublicensee is not, at the time of such termination, in material breach of any of its obligations under such iBio Sublicense.  In order to effect this provision, at the request of the iBio Sublicensee, AstralBio shall enter into a direct license with the iBio Sublicensee on substantially the same terms as the iBio Sublicense to the extent such terms relate to the AstralBio Licensed Patents and AstralBio Licensed Know-How, provided that (i) the financial and other terms of such direct license will be no less favorable to AstralBio than the terms as set forth in this Agreement and (ii) AstralBio will not be required to undertake obligations in addition to those required by this Agreement.

(d)Other Obligations.  Termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.  Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(e)Return of Confidential Information.  At the Disclosing Party’s election and request, the Receiving Party shall return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party that are in the Receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one (1) copy of such Confidential Information for its legal archives, the access to which shall be limited to such Party’s legal, compliance or auditing teams.  Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures. Any such retained Confidential Information shall be retained subject to confidentiality.

(f)Other Remedies.  Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

9.4.Survival.  The following provisions shall survive the termination or expiration of this Agreement for any reason:  Article 1 (Definitions), Section 2.1 (Assignment), Section 2.5 (Reserved Rights), Section 2.6 (Amylin Target), Article 4 (Consideration), Article 5 (Intellectual Property), Article 6 (Confidentiality; Publication), Section 7.4 (No Other Representations or Warranties), Article 8

(Indemnification), Section 9.3 (Effect of Termination) (to the extent applicable), Section 9.4 (Survival), Article 10 (Dispute Resolution), and Article 11 (Miscellaneous).

Article 10

DISPUTE RESOLUTION

10.1.General.  The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”).  Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this Article 10 (Dispute Resolution). Disputes shall not modify either Party’s right to terminate hereunder.

10.2.Escalation.  Any claim, Dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement shall be referred to the Chief Executive Officer of iBio (or a senior officer designated by the Chief Executive Officer of iBio) and the Chief Executive Officer of AstralBio (or a senior officer designated by the Chief Executive Officer of AstralBio) (the “Executive Officers”) for attempted resolution.  In the event the Executive Officers are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then either Party may institute a suit, action or proceeding in the courts located in New York County, New York. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of New York County, New York for such suit, action or proceeding and each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of such suit, action or proceeding in the courts located in New York County, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding sought in any such court has been brought in an inconvenient forum.

10.3.Equitable Relief.  Each Party recognizes that the licenses and restrictions on use herein, and the terms of Article 6 (Confidentiality; Publication) and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that each other Party would not have entered into this Agreement in the absence of such licenses, covenants and agreements and the assurance of continued performance thereof as set forth in this Agreement, and that a Party’s breach or threatened breach of such licenses, covenants or agreements may cause the other Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate.  Therefore, each Party confirms and agrees that, notwithstanding Section 10.2 (Escalation), the other Party shall be entitled to seek on an interim or permanent basis an order for specific performance, an order restraining any breach or threatened breach of such licenses, covenants or agreements, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief), all without need to post any bond or other security, and in addition to and not exclusive of any other remedy available to such other Party at law or in equity, from any court located in New York County, New York.

Article 11

MISCELLANEOUS

11.1.Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, epidemic, pandemic or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.  Such excuse from performance under this Agreement shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition.

11.2.Assignment.  Neither Party may assign this Agreement to a Third Party or its Affiliate(s) without the other Party’s prior written consent (such consent not to be unreasonably withheld); except that either Party may make such an assignment without the other Party’s prior written consent to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets, exclusive license or other transaction).  This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assignees.  Any assignment or transfer in violation of this Section 11.2 (Assignment) shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

11.3.Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations and exercise of such Party’s rights under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance and the exercise of any rights hereunder.

11.4.Rights After Change of Control.  In the event of a Change of Control of a Party, whether by merger, sale of stock, sale of assets, or other transaction, then, any patents, Know-How, or other intellectual property, materials, or assets of the Acquirer of such Party in such Change of Control, or any Affiliates of such Acquirer (other than such Party), existing as of the date of such Change of Control’s consummation, shall not be deemed “Controlled” by the acquired Party or included in the licenses granted by such Party to the other Party hereunder or otherwise be subject to this Agreement, unless such patents, Know-How, or other intellectual property, materials, or assets of the Acquirer, (a) had already been licensed by such Party to the other Party and were subject to the licenses granted to the other Party hereunder prior to the consummation of the Change of Control, or (b) is used by such Change of Control Party in connection with the activities under this Agreement after the consummation of the Change of Control.

11.5.Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.6.Notices.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or (if applicable) sent by facsimile transmission (with transmission confirmed) or by overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 11.6 (Notices) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.6 (Notices), with a courtesy copy sent by email, which will not constitute notice.  Such notice shall be deemed to have been given as of the date delivered by hand or (if applicable) transmitted by facsimile (with transmission confirmed) or on the second (2nd) calendar day (at the place of delivery) after deposit with an overnight delivery service.  Any notice delivered by facsimile (if applicable) shall be confirmed by a hard copy delivered as soon as practicable thereafter.  This Section 11.6 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to iBio:

iBio, Inc.

11750 Sorrento Valley Road

Suite 200

San Diego, California 92121

Attn: CEO

Email: legal@ibioinc.com

If to AstralBio:

867 Boylston Street

5th Floor #1833

Boston, Massachusetts 02116

Attn: CEO

11.7.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws.

11.8.Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement.  For clarity, the Option Agreement shall continue in full force and effect in accordance with its terms with regard to its subject matter, but to the extent of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Option Agreement with regard to the subject matter hereof, the terms and conditions of this Agreement shall control.  Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

11.9.Headings.  The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

11.10.Independent Contractors.  It is expressly agreed that iBio and AstralBio shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  iBio will report any payments received under this Agreement as payments from AstralBio.  Neither iBio nor AstralBio shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.11.Further Actions.  Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.12.Waiver.  The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

11.13.Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.14.Construction.  Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable; and (l) the word “day” or “year” means a calendar day or year unless otherwise specified.

11.15.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.  Electronic, facsimile or PDF image signatures shall be treated as original signatures, with the understanding that each Party expressly agrees that such Party shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other Party (including through the use of eSignature platforms such as DocuSign®).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Exclusive License Agreement (Amylin Target) to be executed by their duly authorized representatives as of the Effective Date.

iBio, Inc.		AstralBio, Inc.

By:	/s/ Martin Brenner	By:	/s/ Patrick Crutcher

Name:	Martin Brenner	Name:	Patrick Crutcher

Title:	CEO and CSO	Title:	CEO

[Signature Page to Assignment and Exclusive License Agreement (Amylin Target)]

Exhibit A

AstralBio Assigned Patents and AstralBio Licensed Patents

AstralBio Assigned Patents

Title	Jurisdiction	Serial No.	Filing Date
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

AstralBio Licensed Patents

Title	Jurisdiction	Serial No.	Filing Date
[***]	[***]	[***]	[***]

Exhibit B

Program Antibodies

[***]

Exhibit C

Form of Patent Assignment

ASSIGNMENT OF PATENTS

THIS ASSIGNMENT OF PATENTS (“Assignment”) is made pursuant to a license agreement executed on August 27, 2026 by AstralBio, Inc. 867 Boylston Street, 5th Floor #1833, Boston, Massachusetts 02116, a Delaware corporation (“Assignor”), to iBio, Inc. 11750 Sorrento Valley Road, Suite 200, San Diego, California 92121, a Delaware corporation (“Assignee”).

WHEREAS, Assignor is the owner of certain patents and/or patent applications listed on Schedule A attached hereto (the “Patents”); and

WHEREAS, Assignor wishes to assign to Assignee the right, title and interest in and to such Patents.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Assignment.  Assignor does hereby assign and transfer to Assignee all of Assignor’s rights, title and interest in and to the Patents in Schedule A, free and clear of all liens, claims and encumbrances, and any continuations, continuations-in-part, divisions, provisionals and any other applications that claim priority from the Patents, and any grant, validation, renewal, extension, substitute, reexamination or reissue of the Patents.  This Assignment shall also include all income, royalties, damages and payments now or hereafter due or payable to Assignor with respect to the Patents, rights in and to all causes of action (at law or in equity) and the right to sue, counterclaim and recover for past, present and future infringement of the rights assigned under this Assignment.

2.Authorization.  The parties hereby authorize and request the Commissioner for Patents and Trademarks of the United States, and corresponding authorities in any jurisdictions worldwide, to record Assignee as owner of all right, title and interest in and to the Patents.

3.Cooperation.  Upon Assignee’s request, Assignor shall communicate to Assignee any facts and information relating to the Patents and the history thereof known to Assignor (in each case to the extent such facts and information are readily available to Assignor without incurring material expense and including, without limitation, any such facts or information useful or necessary for Assignee to maintain or prosecute any registration or application for registration for any of the Patents or to pursue or defend any legal proceeding involving any of the Patents) and shall assist Assignee and execute any further documents, filings or notices to vest full title and interest in and to the Patents and other corresponding rights in Assignee.

4.General Provisions.  This Assignment may not be supplemented, altered, or modified in any manner except by a writing signed by all parties hereto.  This Assignment shall bind and inure to the benefit of the respective parties and their assigns, transferees and successors.  This Assignment is being delivered in connection with an Asset Purchase

Agreement.

5.Governing Law. This Assignment shall be governed by the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

IN TESTIMONY WHEREOF, the Assignor has hereunto set his hands on the date indicated below.

ASSIGNOR:

AstralBio, Inc.
867 Boylston Street, 5th Floor #1833
Boston, Massachusetts 02116

Patrick Crutcher	Date
Chief Executive Officer

ACCEPTED AND AGREED TO:

ASSIGNEE:

iBio, Inc.
11750 Sorrento Valley Road, Suite 200
San Diego, California 92121
U.S.A.

Martin Brenner	Date
CEO & Chief Scientific Officer

SCHEDULE A

All of Assignor’s patents and/or patent applications, including without limitation, the following patent and/or patent application:

Country	TITLE:	Application No.	Filing Date:
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]